EXHIBIT 14.3

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
AstraZeneca PLC

We hereby consent to the incorporation by reference in the registration statement (No. 33-83774) on Form F-3 and the registration statements (No. 333-09060, No. 333-09062, No. 333-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328 and No. 333-13918) on Form S-8 of AstraZeneca PLC of our report dated January 29, 2004 with respect to the consolidated group balance sheets of AstraZeneca PLC and subsidiaries as of December 31, 2003 and 2002 and the related consolidated group profit and loss accounts, consolidated group statements of total recognised gains and losses and consolidated statements of group cash flow for each of the years in the three-year period ended December 31, 2003 which report appears in the 2003 Annual Report on Form 20-F of AstraZeneca PLC.

/s/ KPMG Audit Plc

KPMG Audit Plc, London
March 12, 2004